EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST IV
MERRILL LYNCH PREFERRED FUNDING IV, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE YEAR ENDED		FOR THE YEAR ENDED		FOR THE YEAR ENDED
	DECEMBER 31, 2010		DECEMBER 31, 2009		DECEMBER 26, 2008
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST IV	FUNDING IV, L.P.	CAPITAL TRUST IV	FUNDING IV, L.P.	CAPITAL TRUST IV	FUNDING IV, L.P.

Earnings	$29,361	$34,206	$29,361	$34,213	$29,361	$34,306

Fixed charges	$—	$—	$—	$—	$—	$—

Preferred securities distribution requirements	28,480	29,361	28,480	29,361	28,480	29,361

Total combined fixed charges and preferred securities distribution requirements	$28,480	$29,361	$28,480	$29,361	$28,480	$29,361

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.17	1.03	1.17